FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Michael Weitz 203-352-8642
Michael Guido, CFA 203-352-8779
	Media:	Matthew Altman 203-352-1177

WWE® Reports 2019 Results and 2020 Business Outlook

Fourth Quarter 2019 Highlights

•	Revenues increased 18% to $322.8 million, which was the highest quarterly revenue in WWE history
•	Operating income increased 87% to $99.8 million
•	Adjusted OIBDA[1] increased 67% to a quarterly record of $107.6 million

Full Year 2019 Highlights

•	Revenues reached $960.4 million, the highest in the Company’s history
•	Operating income was $116.5 million
•	Adjusted OIBDA of $180.0 million represented record performance for the third consecutive year
•	SmackDown successfully transitioned to FOX Broadcast, where viewership increased by 20% over the prior year fourth quarter,[2] and NXT extended its reach, airing live on USA Network for the first time
•

WWE completed content distribution agreements with BT Sport and ViacomCBS’ Channel 5 in the U.K., Fox Sports in Latin America,  PP Sports in China and SuperSport in Africa, providing strong platforms for reaching WWE audiences in these regions

•	Digital engagement continued to grow with video views up 10% to 34.5 billion and hours consumed up 7% to nearly 1.3 billion across digital and social media platforms[3]
•	Return of capital to shareholders totaled a record $120.8 million in 2019

Full Year 2020 Business Outlook

Management believes that WWE is well positioned to take advantage of significant growth opportunities. The Company is pursuing several strategic initiatives that could increase the monetization of its content in 2020 and/ or subsequent years. These include distribution of content in the Middle East and India as well as the evaluation of strategic alternatives for the Company’s direct-to-consumer service, WWE Network. At this time, the outcome of these initiatives is subject to considerable uncertainty. Excluding the potential impact of these initiatives, the Company estimates it can achieve 2020 Adjusted OIBDA of $250 - $300 million.4 Management believes it has the potential to exceed this range, but is unable to provide additional guidance at this time. (See 2020 Business Outlook discussion on page 8 for additional information)

STAMFORD, Conn., February 6,  2020 - WWE (NYSE: WWE) today announced financial results for its fourth quarter and year ended December 31, 2019.

“During the fourth quarter, we expanded the reach of WWE’s live programming and further engaged with diverse audiences across platforms and formats,” said Vince McMahon, WWE Chairman & Chief Executive Officer. “We believe the value of live sports will continue to increase, particularly in today’s evolving media landscape, and we are well positioned to take advantage of this trend to maximize the value of our content.”

“For the year, we achieved record revenue and Adjusted OIBDA. However, with the delay in completing a Middle East distribution agreement as well as lower business performance than anticipated, our results were at the low-end of guidance,” added Frank Riddick, interim Chief Financial Officer. “As we work to strengthen engagement in 2020, we are pursuing several strategic initiatives that could increase the monetization of our content, including the distribution of content in the Middle East and India as well as strategic alternatives for our direct-to-consumer service, WWE Network. Excluding the potential impact of these initiatives, we expect significant revenue growth based on the full year impact of our new content distribution agreements in the U.S. and anticipate Adjusted OIBDA of $250 to $300 million. Management believes it has the potential to exceed this range, but is unable to provide additional guidance at this time.”

Fourth-Quarter Consolidated Results

Revenues increased 18% to $322.8 million from the prior year quarter as increased revenue in the Media segment, primarily driven by the monetization of core content, was partially offset by lower revenue from the Company’s Live Events segment.

Operating Income increased 87% to $99.8 million driven by increased profits from the Media segment.  The Company’s Operating income margin increased to 31%  from 20% in the prior year quarter.

Adjusted OIBDA (which excludes stock compensation) increased 67% to $107.6 million as compared to $64.4 million in the prior year quarter. The Company’s Adjusted OIBDA margin increased to 33% from  24% in the prior year quarter.

Net Income was $69.3 million, or $0.78 per diluted share, as compared to $41.2 million, or $0.46 per diluted share, in the fourth quarter of 2018. This increase was primarily driven by improved operating performance, partially offset by the impact of the finance lease related to the Company’s new headquarters.5

Effective Tax Rate increased to 26% from 23% in the prior year quarter.

Cash flows generated by operating activities increased to $119.4 million as compared to $65.2 million in the prior year quarter driven by improved operating performance and the favorable timing of working capital.

Free Cash Flow totaled $106.6 million as compared to $54.3 million in the fourth quarter of 2018 primarily driven by the change in operating cash flow.6

The Company returned $84.2 million to shareholders in the fourth quarter 2019, including $75.0 million in share repurchases and $9.2 million in dividends paid. Under the Company’s existing stock repurchase program nearly 1.3 million shares were repurchased at an average price of $58.78 per share.

Full Year 2019 Consolidated Results

For the twelve months ended December  31, 2019,  revenues increased 3% to $960.4 million from $930.2 million driven primarily by the escalation of core content rights fees in the Media segment. The growth was partially offset by lower live event ticket sales (56 fewer events and lower average attendance), a decline in WWE Network subscription revenue, the absence of Mixed Match Challenge on Facebook Watch,  as well as lower consumer product sales across distribution channels. Operating income increased to $116.5 million from $114.5 million as the growth in revenue and reduced management incentive compensation associated with the Company’s full year performance was partially offset by increases in other fixed costs, including the impact of certain strategic investments to support content creation.

Adjusted OIBDA (which excludes stock compensation) increased to $180.0 million.

Net income decreased to $77.1 million ($0.85 per diluted share) from $99.6 million ($1.12 per diluted share) in the prior year primarily due to the impact of the finance lease related to the Company’s new headquarters, as well as a higher effective tax rate in the current year.

Effective Tax Rate increased to 19% from 6% in the prior year, where the current year reflected $9.4 million of excess tax benefits related to the Company’s share-based compensation awards at vesting, as compared to a $22.5 million of benefits in the prior year. This tax benefit is driven by the increase in the Company’s stock price between the original grant date of the awards and their subsequent vesting date in the third quarter of the respective year. Excluding this discrete tax item, our effective tax rate was 29% in the current year as compared to 27% in the prior year.

Cash flows generated by operating activities were $121.7 million as compared to $186.7 million in the prior year driven by unfavorable changes in working capital primarily related to our fourth quarter event in Saudi Arabia and the payment of the prior year’s accrued management incentive compensation.

Free Cash Flow totaled $52.6 million as compared to $154.4 million in the prior year period driven by the change in operating cash flow and an increase in capital expenditures primarily associated with the Company’s workspace plan.5,6

Cash, cash equivalents and short-term investments were approximately  $250 million as of December 31, 2019, and the Company estimates debt capacity under its revolving line of credit of approximately $200 million.

The Company returned $120.8 million to shareholders in 2019, including $83.4 million in share repurchases and $37.4 million in dividends paid. Under the Company’s existing stock repurchase program nearly 1.4 million shares were repurchased at an average price of $59.67 per share.

The schedule below reflects WWE’s performance by operating segment (in millions):1

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net Revenues:
Media	$264.6	$205.3	$743.1	$683.4
Live Events	27.4	34.4	125.6	144.2
Consumer Products	30.8	32.8	91.7	102.6
Total Net Revenues	$322.8	$272.5	$960.4	$930.2

Operating Income:
Media	$114.6	$65.9	$190.8	$173.1
Live Events	(1.0)	1.4	7.7	16.6
Consumer Products	12.8	10.0	26.4	23.4
Corporate	(26.6)	(23.9)	(108.4)	(98.6)
Total Operating Income	$99.8	$53.4	$116.5	$114.5

Adjusted OIBDA:
Media	$116.6	$72.1	$224.1	$210.6
Live Events	(1.8)	2.0	9.4	20.5
Consumer Products	12.3	10.6	28.5	28.4
Corporate	(19.5)	(20.3)	(82.0)	(80.6)
Total Adjusted OIBDA	$107.6	$64.4	$180.0	$178.9

Results by Operating Segment

Media

Fourth-Quarter 2019

Revenues increased 29% to a quarterly record of  $264.6 million,  primarily due to the escalation of domestic rights fees  for the Company’s flagship programs Raw and SmackDown,  partially offset by the absence of Mixed Match Challenge on Facebook Watch as reflected in “Other” and the decline in WWE Network subscription revenue.

WWE Network’s average paid subscribers decreased 10% to approximately 1.42 million, primarily due to the impact of lower subscriber additions earlier in the year. For the first quarter 2020, the Company projects average paid subscribers will increase on a sequential basis to approximately 1.47 million.4,7

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues:
Network (including pay-per-view)	$41.6	$46.8	$184.6	$199.3
Core content rights fees [8]	139.3	72.2	348.6	269.8
Advertising and sponsorship	27.6	22.8	72.4	69.6
Other [9]	56.1	63.5	137.5	144.7
Total Revenues	$264.6	$205.3	$743.1	$683.4

Operating income increased 74% to $114.6 million from $65.9 million in the prior year quarter primarily due to the growth in revenue, which was partially offset by an increase in content-related expenses.

Adjusted OIBDA increased 62%  to $116.6 million from  $72.1 million in the prior year quarter.

Key Highlights: During the quarter, WWE continued to make progress on strategic initiatives, leveraging platforms and partners to expand the reach of its brand and talent. The Company successfully transitioned SmackDown to Fox Broadcast, where viewership increased by 20% over the prior year period, maintained the highest-rated program on USA Network with Monday Night Raw and increased its live, in-ring television programming schedule to seven hours with the airing of NXT on USA Network. With the exception of Monday Night Football,  Monday Night Raw and Friday Night SmackDown were the #1 rated Monday-night cable and Friday-night broadcast programs, respectively, among the coveted adults 18-49 demographic in the quarter. The Company completed content distribution agreements with free-to-air partner ViacomCBS’ Channel 5 in the U.K. and SuperSport in Africa, the latter of which represented a multi-year extension and included a dedicated WWE channel on DStv. The Company also premiered the second season of Miz & Mrs (January 2020) on USA Network and announced a fifth season of Total Bellas to air on E! beginning on April 9. Moreover, WWE continued to develop new original content across platforms. On WWE Network, the “Stone Cold” Steve Austin: The Broken Skull Sessions series, featuring conversations with WWE Superstars and celebrity guests, premiered immediately following Survivor Series (November 24). For its social and digital platforms, new podcasts After The Bell and The New Day: Feel the Power debuted on October 30 and December 2, respectively.

Full Year 2019

Revenues increased by $59.7 million, or 9%, to $743.1 million primarily due to the contractual escalation of core rights fees for the Company’s flagship programs Raw and SmackDown. This revenue growth was partially offset by a decline in WWE Network subscription revenue that reflected a 6% decline in average paid subscribers to 1.55 million, as well as a decline in “Other” media revenues with the absence of Mixed Match Challenge on Facebook Watch. Operating income increased 10%  to $190.8 million, primarily due to the growth in revenue, which was partially offset by increased content-related expenses. Adjusted OIBDA increased 6% to $224.1 million.

Live Events

Fourth-Quarter 2019

Revenues declined to $27.4 million from  $34.4 million in the prior year quarter due to the absence of Super Show-Down,  a  large-scale event in Australia (reflected in “Other”), as well as lower ticket sales at the Company’s North America events, the latter of which was driven by the staging of fewer events.

•

There were 70 total events (excluding NXT) in the current quarter, consisting of 50 events in North America and 20 events in international markets, as compared to 87 events in the prior year quarter, including 64 events in North America and 23 in international markets.

•

North American ticket sales declined $1.9 million due to the impact of staging 14 fewer events as the Company optimized its touring schedule. The decline was partially offset by a 15% increase in average attendance to approximately 5,800. The average ticket price of $57.13 was essentially unchanged from the prior year quarter.

•

International ticket sales (which exclude special international events) increased to $7.0 million from $6.5 million primarily due to a 30% increase in average ticket price to $84.26, which was partially offset by a  decline in average attendance to approximately 4,100 and the staging of 3 fewer events. The year-over-year changes in ticket prices and average attendance were due, in part, to changes in the mix of venues and territories.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues:
North American ticket sales	$17.8	$19.7	$93.8	$105.4
International ticket sales	7.0	6.5	19.0	22.3
Advertising and sponsorship	0.4	0.6	2.1	2.1
Other [10]	2.2	7.6	10.7	14.4
Total Revenues	$27.4	$34.4	$125.6	$144.2

Operating income reflected a loss of $1.0 million as compared to income of $1.4 million in the prior year quarter, primarily due to the absence of Super Show-Down.

Adjusted OIBDA reflected a loss of $1.8 million as compared to income of  $2.0 million in the prior year quarter.

Key Highlights: During the quarter, WWE continued to captivate global audiences with the successful staging of action-packed live events worldwide. WWE held its second large-scale event of the year in Saudi Arabia, Crown Jewel, at King Fahd International Stadium in Riyadh, where the Company made history with the first-ever women’s match in that country. Building on the success of its live events in Saudi Arabia, WWE announced an expansion of its partnership with the Saudi General Entertainment Authority to hold a second annual large-scale event in Saudi Arabia through 2027. The Company also announced plans to return to South Africa for a four-day event tour in the spring of 2020, the first such tour in South Africa since 2018. Domestically, Survivor Series anchored a four-day weekend, which attracted nearly 40,000 fans to the Allstate Arena in Chicago.

Full Year 2019

Revenues decreased 13%, to $125.6 million primarily due to lower ticket sales, driven by the staging of 56 fewer events worldwide and lower average attendance, as well as the absence of Super Show-Down, a large-scale event in Australia.  Partially offsetting these factors, the average ticket price in North America increased 6% to $64.21. Operating income decreased by $8.9 million to $7.7 million primarily driven by the decline in revenue. Adjusted OIBDA decreased by $11.1 million to $9.4 million.

Consumer Products

Fourth-Quarter 2019

Revenues decreased to $30.8 million from $32.8  million in the prior year quarter primarily due to  lower video game royalties, which were driven by the Company’s franchise console game WWE 2K20.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues:
Consumer product licensing	$16.6	$17.4	$43.2	$46.0
eCommerce	11.0	11.6	29.9	34.9
Venue merchandise	3.2	3.8	18.6	21.7
Total Revenues	$30.8	$32.8	$91.7	$102.6

Operating income was $12.8 million as compared to $10.0 million in the prior year quarter as the decline in revenue was more than offset by lower operating expenses.

Adjusted OIBDA was $12.3 million as compared to $10.6 million in the prior year quarter.

Key Highlights: During the quarter, WWE continued to drive growth from its portfolio of mobile games and to develop other new, innovative product categories. WWE increased the penetration of its mobile games reaching nearly 125 million installs across its game portfolio, led by WWE Champions, which experienced the greatest fourth-quarter revenue growth in the game’s history (up approximately 11% over the prior year quarter). Expanding the Company’s licensing partnerships, WWE entered into agreements with Bluberi to develop a WWE-inspired slot machine and Good Humor to re-release WWE ice cream sandwiches inspired by the original retro ice cream bar.

Full Year 2019

Revenues decreased by $10.9 million, or 11%, to $91.7 million reflecting lower sales of consumer products across distribution channels, including lower royalties from the sale of the Company’s console video games. Operating income increased by $3.0 million to $26.4 million as the decline in revenue was more than offset by lower operating expenses, including lower variable costs and a decrease in management incentive compensation. Adjusted OIBDA of $28.5 million was essentially unchanged from the prior year.

Full Year 2020 Business Outlook

Management believes that WWE is well positioned to take advantage of significant growth opportunities, including the rising value of live sports content, the growth of media and entertainment in international markets, and the development and/or expansion of other businesses, such as WWE Network. In 2020, the Company believes that escalation of rights fees will provide contractual revenue growth of approximately $185 million,4 and that this growth will be partially offset by an increase in operating expenses associated with developing new sources of revenue, the full-year impact of 2019 investments to support the creation of content, the reset of performance-based management incentive compensation, and the annual rise of staff costs. The Company is pursuing several strategic initiatives that could increase the monetization of its content in 2020 and/ or subsequent years. These include distribution of content in the Middle East and India as well as the evaluation of strategic alternatives for the Company’s direct-to-consumer service, WWE Network.  At this time, the outcome of these initiatives is subject to considerable uncertainty. Excluding the potential impact of these initiatives, management estimates the Company will achieve 2020 Adjusted OIBDA of $250 - $300 million.4 Management believes it has the potential to exceed this range, but is unable to provide additional guidance at this time.

The Company previously discussed a step-up in capital expenditures in conjunction with its workplace strategy. For 2020, the Company estimates total capital expenditures of $180 - $220 million, which includes approximately $130 - $160 million to buildout its new headquarter facility and strengthen its enterprise technology infrastructure; and for 2021, the Company estimates total capital expenditures of $120 - $140 million, including approximately $80 - $100 million to complete construction.4,5 The Company expects total capital expenditures will return to approximately 5% of revenue by 2022, which is in line with the historic range of approximately 4% to 7% of revenue and are predominantly to maintain existing infrastructure.

First Quarter 2020 Business Outlook

The Company estimates first quarter 2020 Adjusted OIBDA of $60 to $65 million,4 which represents approximately five times the Adjusted OIBDA results achieved in the prior year quarter. The estimate reflects substantial revenue growth from the Company’s new content distribution agreements in the U.S., which became effective in the fourth quarter 2019, and the staging of a large-scale event in Riyadh, Saudi Arabia (for which the comparable event occurred in the second quarter of 2019). The Company also anticipates that the first quarter growth will be partially offset by an increase in operating expenses associated with new distribution agreements and reflecting the full-year impact of 2019 investments to support the creation of content. The former includes higher costs to accommodate the production of SmackDown broadcast live on Friday nights (four rather than one day following Raw), and to produce an additional hour of the NXT program on Wednesday nights.

WWE is unable to provide a reconciliation of full year or first quarter guidance to GAAP measures as, at this time, WWE cannot accurately determine all of the adjustments that would be required.

Strategy and Financial Perspective: 2020 and Beyond

As part of the Company’s Q3 earnings communication, management indicated that it expected to provide in-depth perspective on its approach to creating shareholder value in mid-to-late February following the announcement of its 2019 results. The Company is in the process of negotiating its core content agreements in MENA and India as well as exploring strategic options for its direct-to-consumer service, WWE Network, all of which could materially impact results in 2020 and subsequent years. As such, the Company is targeting to communicate its long-term strategy and perspective on value creation by the end of the first quarter.

Notes

(1)

The definition of Adjusted OIBDA can be found in the Non-GAAP Measures section of the release on page 10. A reconciliation of three and twelve months ended December 31, 2019 and 2018 Operating Income to Adjusted OIBDA can be found in the Supplemental Information in this release on pages 15-16

(2)

Data based on Live+SD average viewers P18-49 for 4Q 2019. Source: Nielsen NNTV, Live+SD Average Viewers P18-49, 4Q 2019 (10/1/19-12/31/19) for Monday Cable Prime and Friday Broadcast Prime.  Entertainment programs exclude all sports and news programs.  Excludes all properly coded replays, specials, breakouts, non-commercial programming, content less than 15 minutes on average; minimum 3 first-run telecasts in quarter

(3)	Consumption includes videos viewed on third party (Facebook, YouTube, Twitter, Instagram, Snapchat, Tik Tok, etc.) and WWE platforms (WWE.com and WWE App)
(4)

The Company’s business model and expected results (including our outlook for the first quarter and full year 2020) will continue to be subject to significant execution and other risks, including risks relating to entering into, maintaining and/ or renewing key agreements, uncertainties associated with international markets and risks inherent in large live events, and the other risks outlined in the Company’s Form 10-K filing with the SEC

(5)

As previously announced on March 18, 2019, the Company entered into a lease for its new Company headquarters. The lease commenced on July 1, 2019 at which time the Company gained control of the leased premises. The lease is accounted for as a finance lease pursuant to the new lease accounting standard, and the Company recorded a lease obligation of $325,453 and right-of-use asset of $285,762 at lease commencement, net of tenant improvement allowances of $40,069 which are expected to be received from the landlord. For more information please refer to the Company’s 2019 10-K filing

(6)

A reconciliation of three and twelve months ended December 31, 2019 and 2018 Free Cash Flow to Net cash provided by operating activities can be found in the Supplemental Information in this release on page 17

(7)

Average paid subscribers are calculated based on the arithmetic daily mean over the relevant period, and may differ substantially from paid subscribers at the end of any period due to the timing of paid subscriber additions and losses

(8)

Core content rights fees consist primarily of licensing revenues earned from the distribution of our flagship programs, Raw and SmackDown, as well as our NXT programming, through global broadcast, pay television and digital platforms

(9)

Other forms of media monetization reflect revenues earned from the distribution of other WWE content, including, but not limited to, certain live in-ring programming content in international markets, scripted, reality and other programming, as well as theatrical and direct-to-home video releases

(10)

Other Live Events includes revenue from the sale of travel packages associated with the Company’s global live events, and commissions earned through secondary ticketing as well as revenue from events for which the Company receives a fixed fee

Non-GAAP Measures

The Company defines Adjusted OIBDA as operating income excluding depreciation and amortization, stock-based compensation expense, certain impairment charges and other non-recurring material items that otherwise would impact the comparability of results between periods. Adjusted OIBDA includes amortization and depreciation expenses directly related to the Company's revenue generating activities, including feature film and television production asset amortization, amortization of costs related to content delivery and technology assets utilized for the WWE Network, as well as amortization of right-of-use assets related to finance leases of equipment used to produce and broadcast our live events. The Company believes the presentation of Adjusted OIBDA is relevant and useful for investors because it allows them to view the Company’s segment performance in the same manner as the primary method used by management to evaluate segment performance and to make decisions regarding the allocation of resources. Additionally, the Company believes that Adjusted OIBDA is a primary measure used by media investors, analysts and peers for comparative purposes.

Adjusted OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. WWE views operating income as the most directly comparable GAAP measure. Adjusted OIBDA (and other non-GAAP measures such as Adjusted Operating Income, Adjusted Net Income and Adjusted EPS presented to exclude certain material items that impact the comparability between periods) should not be considered in isolation from, or as a substitute for, operating income or other GAAP measures, such as net income or operating cash flow, as an indicator of operating performance or liquidity.

The Company defines Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. WWE views net cash provided by operating activities as the most directly comparable GAAP measure. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash WWE’s continuing business generates after capital expenditures and is available for reinvesting in the business, debt service, and payment of dividends.

Additional Information

Additional business metrics are made available to investors on the corporate website - corporate.wwe.com/investors.  Note: As previously announced WWE will host a conference call at 11:00 a.m. ET on February 6th to discuss the Company's earnings results for the fourth quarter of 2019.  All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s web site at corporate.wwe.com/investors. Participants can access the conference call by dialing 1-855-200-4993 (toll free) or 1-323-794-2092 from outside the U.S. (conference ID for both lines: 1391766).  Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on February 6, 2019 at corporate.wwe.com/investors. A replay of the call will be available approximately two hours after the conference call concludes, and can be accessed on the Company’s web site.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The Company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE’s TV-PG, family-friendly programming can be seen in more than 800 million homes worldwide in 28 languages. WWE Network, the first-ever 24/7 over-the-top premium network that includes all live pay-per-views, scheduled programming and a massive video-on-demand library, is currently available in more than 180 countries.  The Company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Mumbai, Shanghai, Singapore, Dubai, Munich and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: entering, maintaining and renewing major distribution agreements; WWE Network (including the risk that we are unable to attract, retain and renew subscribers); our need to continue to develop creative and entertaining programs and events; the possibility of a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets including possible disruptions and reputational risks; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including, without limitation, claims alleging traumatic brain injury; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; privacy norms and regulations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our indebtedness including our convertible notes; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the volatility of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.

World Wrestling Entertainment, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net revenues	$322.8	$272.5	$960.4	$930.2
Operating expenses	171.6	169.5	638.2	609.2
Marketing and selling expenses	20.3	22.9	84.7	96.0
General and administrative expenses	20.5	20.7	86.9	85.4
Depreciation and amortization	10.6	6.0	34.1	25.1
Operating income	99.8	53.4	116.5	114.5
Interest expense	7.9	3.6	26.1	15.4
Other income, net	1.5	3.6	4.3	6.9
Income before income taxes	93.4	53.4	94.7	106.0
Provision for income taxes	24.1	12.2	17.6	6.4
Net income	$69.3	$41.2	$77.1	$99.6

Earnings per share:
Basic	$0.89	$0.53	$0.99	$1.28
Diluted	$0.78	$0.46	$0.85	$1.12

Weighted average common shares outstanding:
Basic	78.1	78.0	78.2	77.5
Diluted	88.3	90.2	90.2	88.6
Dividends declared per common share (Class A and B)	$0.12	$0.12	$0.48	$0.48

World Wrestling Entertainment, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	December 31,	December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$90.4	$167.5
Short-term investments, net	160.0	191.7
Accounts receivable, net	124.8	78.9
Inventory	8.3	7.7
Prepaid expenses and other current assets	20.8	28.2
Total current assets	404.3	474.0
PROPERTY AND EQUIPMENT, NET	174.8	148.1
FINANCE LEASE RIGHT-OF-USE ASSETS, NET	289.9	—
OPERATING LEASE RIGHT-OF-USE ASSETS, NET	20.8	—
FEATURE FILM PRODUCTION ASSETS, NET	15.9	13.6
TELEVISION PRODUCTION ASSETS, NET	4.2	7.5
INVESTMENT SECURITIES	28.1	30.2
DEFERRED INCOME TAX ASSETS, NET	7.2	17.1
OTHER ASSETS, NET	47.0	9.8
TOTAL ASSETS	$992.2	$700.3
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$3.6	$5.1
Finance lease liabilities	7.9	—
Operating lease liabilities	6.6	—
Convertible debt	188.7	183.1
Accounts payable and accrued expenses	80.6	120.1
Deferred income	56.9	49.2
Total current liabilities	344.3	357.5
LONG-TERM DEBT	22.1	25.7
FINANCE LEASE LIABILITIES	335.5	—
OPERATING LEASE LIABILITIES	14.6	—
OTHER NON-CURRENT LIABILITIES	0.4	0.9
Total liabilities	716.9	384.1
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	0.5	0.4
Class B convertible common stock	0.3	0.3
Additional paid-in capital	405.4	415.3
Accumulated other comprehensive income	2.8	1.5
Accumulated deficit	(133.7)	(101.3)
Total stockholders’ equity	275.3	316.2
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$992.2	$700.3

World Wrestling Entertainment, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Year Ended
	December 31,
	2019	2018
OPERATING ACTIVITIES:
Net income	$77.1	$99.6
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and impairments of feature film production assets	5.7	8.8
Amortization of television production assets	30.0	29.6
Depreciation and amortization	39.6	31.8
Other amortization	13.9	6.1
Loss (gain) on equity investments, net	3.3	(0.9)
Services provided in exchange for equity instruments	(2.7)	(2.8)
Stock-based compensation	29.4	39.3
Provision for (benefit from) provision for deferred income taxes	9.9	(1.1)
Other non-cash adjustments	10.9	2.0
Cash (used in) provided by changes in operating assets and liabilities:
Accounts receivable	(41.5)	(3.5)
Inventory	(0.5)	0.6
Prepaid expenses and other assets	2.6	(7.9)
Feature film production assets	(7.9)	(1.2)
Television production assets	(26.4)	(30.5)
Accounts payable, accrued expenses and other liabilities	(32.0)	26.7
Deferred income	10.3	(9.9)
Net cash provided by operating activities	121.7	186.7
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(69.1)	(32.3)
Purchases of short-term investments	(124.3)	(94.9)
Proceeds from sales and maturities of short-term investments	157.5	61.4
Purchase of equity investments	(1.4)	(1.3)
Other	1.4	1.0
Net cash used in investing activities	(35.9)	(66.1)
FINANCING ACTIVITIES:
Repayment of debt	(5.1)	(4.7)
Repayment of finance leases	(8.4)	—
Dividends paid	(37.4)	(37.2)
Debt issuance costs	(0.7)	—
Taxes paid related to net settlement upon vesting of equity awards	(30.2)	(50.8)
Proceeds from issuance of stock	2.3	1.9
Repurchase and retirement of common stock	(83.4)	—
Net cash used in financing activities	(162.9)	(90.8)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(77.1)	29.8
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	167.5	137.7
CASH AND CASH EQUIVALENTS, END OF PERIOD	$90.4	$167.5
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes, net of refunds	$7.4	$10.1
Cash paid for interest	$10.7	$8.9
NON-CASH INVESTING TRANSACTIONS:
Purchases of property and equipment recorded in accounts payable and accrued expenses	$5.0	$13.5

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted OIBDA

(In millions, except per share data)

(Unaudited)

	Three Months Ended December 31, 2019
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$114.6	$4.5	$(2.5)	$—	$116.6
Live Events	(1.0)	—	(0.8)	—	(1.8)
Consumer Products	12.8	—	(0.5)	—	12.3
Corporate	(26.6)	6.1	1.0	—	(19.5)
Total	$99.8	$10.6	$(2.8)	$—	$107.6

	Three Months Ended December 31, 2018
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$65.9	$2.8	$3.4	$—	$72.1
Live Events	1.4	—	0.6	—	2.0
Consumer Products	10.0	—	0.6	—	10.6
Corporate	(23.9)	3.2	0.4	—	(20.3)
Total	$53.4	$6.0	$5.0	$—	$64.4

	Year Ended December 31, 2019
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$190.8	$12.6	$20.7	$—	$224.1
Live Events	7.7	—	1.7	—	9.4
Consumer Products	26.4	—	2.1	—	28.5
Corporate	(108.4)	21.5	4.9	—	(82.0)
Total	$116.5	$34.1	$29.4	$—	$180.0

	Year Ended December 31, 2018
	Operating Income	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$173.1	$11.9	$25.6	$—	$210.6
Live Events	16.6	—	3.9	—	20.5
Consumer Products	23.4	—	5.0	—	28.4
Corporate	(98.6)	13.2	4.8	—	(80.6)
Total	$114.5	$25.1	$39.3	$—	$178.9

World Wrestling Entertainment, Inc.

Supplemental Information - Reconciliation of Business Outlook

(In millions, except per share data)

(Unaudited)

Reconciliation of Adjusted OIBDA to Operating Income

	Q4 2019	FY 2019	Q1 2020	FY 2020
Adjusted OIBDA	$107.6	$180.0	$60 - $65	$250 - $300
Depreciation & amortization (1)	(10.6)	(34.1)	—	—
Stock-based compensation (1)	2.8	(29.4)	—	—
Film impairments (1)	—	—	—	—
Asset impairments (1)	—	—	—	—
Gain (losses) on operating assets (1)	—	—	—	—
Restructuring charges (1)	—	—	—	—
Other operating income items (1)	—	—	—	—
Operating income (U.S. GAAP Basis)	$99.8	$116.5	Not estimable	Not estimable

(1)

Because of the nature of these items, WWE is unable to estimate the amounts of any adjustments for these items for periods after December 31, 2019 due to its inability to forecast if or when such items will occur. These items are inherently unpredictable and may not be reliably quantified.

World Wrestling Entertainment, Inc.

Supplemental Information - Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net cash provided by operating activities	$119.4	$65.2	$121.7	$186.7
Less cash used for capital expenditures:
Purchase of property and equipment and other assets	(12.8)	(10.9)	(69.1)	(32.3)
Free Cash Flow	$106.6	$54.3	$52.6	$154.4